 Exhibit 99.1

Socket Mobile Reports 2011 Annual and Q4 Results

NEWARK, Calif., – February 22, 2012 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity solutions, today reported financial results for the 2011 year and fourth quarter ended December 31, 2011.

Revenue for the 2011 full year totaled $17.5 million, an increase of 30 percent compared to revenue of $13.5 million for 2010. Net loss for 2011 was $2.4 million, or $0.56 per share, compared to a net loss of $4.0 million for 2010, or $1.05 per share. Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) for 2011, a non-GAAP measure of operating results, was a net EBITDA loss of $154,000, or $0.04 per share, compared to a net EBITDA loss in 2010 of $2.5 million, or $0.66 per share.

Revenue for the fourth quarter of 2011 was $4.4 million, an increase of 69 percent, compared to revenue of $2.6 million in the same quarter a year ago. Net loss for the fourth quarter of 2011 was $0.4 million, or a loss of $0.08 per share, compared to a net loss of $1.6 million, or a loss of $0.42 per share, in the fourth quarter of 2010. EBITDA for the fourth quarter of 2011 was a net loss of $74,000, or $0.02 per share, compared to net EBITDA loss in the fourth quarter of 2010 of $1.2 million, or $0.31 per share.

Kevin Mills, president and chief executive officer, commented, “We made considerable progress in 2011 that included solid year-over-year revenue growth in both our cordless scanning and handheld computer family of products, improvement in gross margins and a reduction in operating expenses. These accomplishments were achieved while recovering from the economic slowdown that has affected business spending over the past several years and from the screen component shortages that delayed deliveries of our handheld computers during much of 2011. We are now timely fulfilling our customer orders and positioned to respond quickly to customer requirements.

“Revenue from our cordless scanning family of products grew 181 percent in 2011 compared to the prior year, from $1.8 million to $5.2 million, and represented 29 percent of our 2011 total revenue. This solid growth was driven by our 2D barcode scanners introduced in late 2010. Our 2D barcode scanners are fully compatible with Smartphones and tablets using the Apple, Android, Blackberry and Windows/Windows Mobile operating systems. We offer an easy-to-use software developer kit (SDK) for each operating system to enable developers to integrate barcode scanning into a wide range of software applications. Our 2D scanner is Apple MFI certified. We plan to Apple MFI certify our low cost Model 7Ci linear barcode scanner by the end of the first quarter of 2012.

“Revenue from our handheld computer family of products and related plug-in scanners and accessories grew 21 percent in 2011 compared to the prior year, from $8.2 million to $9.9 million, and represented 57 percent of our 2011 revenue. We’ve shipped over 50,000 SoMo Model 650 handheld computers into the mobile business market during the past four years, particularly for use in health care and hospitality applications. Earlier this month we introduced the SoMo Model 655 handheld computer with additional features that extends our commitment to the business mobility market. Our SoMo handheld computers are an ideal replacement for users of the HP Model 200 series iPaq handheld computers that HP discontinued last year.

“We improved gross margins for 2011 to 41.4 percent compared to 40.0 percent in 2010, and we reduced our operating expenses from $9.1 million in 2010 to $8.5 million in 2011. Higher revenues in 2011 in combination with improving margins and lower operating expenses reduced our EBITDA operating loss for 2011 to $154,000, or $0.04 per share, compared to an EBITDA operating loss for 2010 of $2.5 million, or $0.66 per share. We also strengthened our balance sheet during 2011 with conversion of $1.0 million in convertible notes into common stock. We added a working capital bank line in the fourth quarter. We remain committed to continued growth and reaching sustainable profitable operating levels in 2012,” Mills concluded.

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 387097#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, select “About Socket”/”Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile, Inc.

With 20 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer, data collection and OEM products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and SoMo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2012 Socket Mobile, Inc. All rights reserved.

Socket Mobile Contact:	Investor Relations Contact:
Dave Dunlap	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
510-933-3035	323-468-2300
dave@socketmobile.com	sckt@mkr-group.com

–  Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations

(Amounts in thousands except per share amounts)

	Year ended Dec 31,		Three Months ended Dec 31,
	(Unaudited) 2011	2010	(Unaudited) 2011	(Unaudited) 2010
Revenue	$17,511	$13,498	$4,438	$2,623
Cost of revenue	10,261	8,096	2,526	1,693
Gross profit	7,250	5,402	1,912	930
Gross profit percent	41%	40%	43%	35%
Research and development	2,716	2,403	741	582
Sales and marketing	3,607	4,106	988	934
General and administrative	2,141	2,547	510	879
Amortization of intangible technology	60	60	15	15
Total operating expenses	8,524	9,116	2,254	2,410
Amortization of debt discount	(1,033)	(56)	—	(56)
Interest expense, net	(83)	(190)	(25)	(50)
Deferred tax (expense)/benefit	(32)	(16)	(8)	(8)
Net loss	$(2,422)	$(3,976)	$(375)	$(1,594)
Basic and diluted net loss per share applicable to common stockholders	$(0.56)	$(1.05)	$(0.08)	$(0.42)
Weighted average shares outstanding: Basic and Fully Diluted	4,360	3,796	4,832	3,802

Reconciliation of GAAP Net Loss to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Year ended Dec 31,		Three months ended Dec 31,
	2011	2010	2011	2010
Net loss GAAP	$(2,422)	$(3,976)	$(375)	$(1,594)
Interest expense, net	83	190	25	50
Income tax expense	32	16	8	8
Depreciation	337	459	79	101
Amortization of intangibles	60	60	15	15
Debt discount amortization	1,033	56	—	56
Stock compensation expense	723	677	174	168
Net (loss) EBITDA	$(154)	$(2,518)	$(74)	$(1,196)

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	December 31,
	(Unaudited) 2011	2010
Cash	$957	$461
Restricted Cash	—	711
Accounts receivable	2,791	814
Inventories	1,461	1,699
Other current assets	219	128
Property and equipment, net	312	471
Goodwill	4,427	4,427
Intangible technology	150	210
Other assets	80	146
Total Assets	$10,397	$9,067
Accounts payable and accrued liabilities	$3,926	$4,404
Bank line of credit	1,110	—
Notes payable net of debt discount	—	330
Deferred income on shipments to distributors	1,572	674
Deferred service revenue	415	521
Other liabilities	249	245
Common stock	60,329	57,675
Accumulated deficit	(57,204)	(54,782)
Total Liabilities and Equity	$10,397	$9,067

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